Mueller Industries, Inc. Reports Fourth Quarter and Fiscal 2018 Earnings

Collierville, Tenn., February 5, 2019 -- Mueller Industries, Inc. (NYSE: MLI) announced today operating income for the fourth quarter of $40.0 million, compared with $21.1 million in the same quarter of 2017. Net income for the quarter was $26.9 million, or 47 cents per diluted share, on net sales of $559.1 million, compared with net income of $5.7 million, or 10 cents per diluted share, on net sales of $523.5 million in the fourth quarter of 2017.
On a full year basis, the Company reported operating income of $173.0 million, compared with $150.8 million in fiscal year 2017. Net income for the year was $104.5 million, or $1.82 per diluted share, on net sales of $2.5 billion, compared with net income of $85.6 million, or $1.49 per diluted share, on net sales of $2.3 billion in 2017.

Financial and Operating Highlights:

•
Net sales for the quarter rose due to higher sales volumes combined with sales from the recently acquired ATCO business, offset by lower selling prices principally due to lower copper prices. Copper prices were 11 percent lower for the fourth quarter of 2018, averaging $2.75 per pound versus $3.10 per pound in the prior year period.

•	During the fourth quarter of 2018, we recognized an insurance recovery gain of $2.2 million related to the losses we incurred due to the 2017 fire at our Port Huron brass rod mill.

•	During the fourth quarter of 2018, the Company repurchased 1.14 million shares of its common stock at a cost of approximately $27.0 million.

•
The financial health of the Company remains strong. For the full year, the Company generated $167.9 million in cash from operations, ending the year with a current ratio of 3.0 to 1 and a return on equity of 19 percent compared to 16 percent in 2017.

Regarding the business, Greg Christopher, Mueller CEO, said, “Overall, our acquisitions are exceeding our expectations and we are beginning to see the benefits of the major capital investments we worked so hard to complete these past five years. Most notably our U.S. Copper Tube manufacturing platforms continue to improve and throughout the year, yielded positive results in throughput, quality, and cost reductions, which will continue to benefit us in the future.
In addition, we continue to utilize our strong cash generation to fund growth opportunities, reduce debt and, when appropriate, return capital to our shareholders.”
Looking forward, he added, “By almost any measure, 2018 was healthier than the prior year and we expect those improvements to continue. Our outlook for 2019 remains positive, and we see opportunities to capitalize and grow in these interesting times both here and abroad.”

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics. It is headquartered in Collierville, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, South Korea, the Middle East, and China. Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications. Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Year Ended
(In thousands, except per share data)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017

Net sales	$559,087	$523,524	$2,507,878	$2,266,073

Cost of goods sold	473,954	456,617	2,150,400	1,940,617
Depreciation and amortization	10,474	8,728	39,555	33,944
Selling, general, and administrative expense	36,892	36,054	148,888	140,730
Gain on sale of assets	—	—	(253)	(1,491)
Impairment charges	—	1,055	—	1,466
Insurance recovery	(2,195)	—	(3,681)	—

Operating income	39,962	21,070	172,969	150,807

Interest expense	(6,471)	(5,292)	(25,199)	(19,502)
Environmental expense	(623)	(6,221)	(1,320)	(7,284)
Other income, net	1,713	1,332	3,967	2,951

Income before income taxes	34,581	10,889	150,417	126,972

Income tax expense	(7,773)	(4,589)	(30,952)	(37,884)
Income (loss) from unconsolidated affiliates, net of foreign tax	923	(331)	(12,645)	(2,077)

Consolidated net income	27,731	5,969	106,820	87,011

Net income attributable to noncontrolling interests	(874)	(249)	(2,361)	(1,413)

Net income attributable to Mueller Industries, Inc.	$26,857	$5,720	$104,459	$85,598

Weighted average shares for basic earnings per share	56,555	57,026	56,782	56,925
Effect of dilutive stock-based awards	377	612	487	559

Adjusted weighted average shares for diluted earnings per share	56,932	57,638	57,269	57,484

Basic earnings per share	$0.47	$0.10	$1.84	$1.50

Diluted earnings per share	$0.47	$0.10	$1.82	$1.49

Dividends per share	$0.10	$0.10	$0.40	$8.40

Summary Segment Data:

Net sales:
Piping Systems Segment	$350,961	$359,253	$1,645,633	$1,564,950
Industrial Metals Segment	139,129	150,212	651,061	602,131
Climate Segment	72,215	28,045	229,069	131,448
Elimination of intersegment sales	(3,218)	(13,986)	(17,885)	(32,456)

Net sales	$559,087	$523,524	$2,507,878	$2,266,073

Operating income:
Piping Systems Segment	$22,453	$13,273	$122,829	$99,596
Industrial Metals Segment	21,770	14,930	75,607	74,364
Climate Segment	7,450	3,170	24,118	20,325
Unallocated expenses	(11,711)	(10,303)	(49,585)	(43,478)

Operating income	$39,962	$21,070	$172,969	$150,807

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	December 29, 2018	December 30, 2017
ASSETS
Cash and cash equivalents	$72,616	$120,269
Accounts receivable, net	273,417	244,795
Inventories	329,795	327,901
Other current assets	26,790	46,150

Total current assets	702,618	739,115

Property, plant, and equipment, net	370,633	304,321
Other assets	296,298	276,737

	$1,369,549	$1,320,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$7,101	$16,480
Accounts payable	103,754	102,503
Other current liabilities	121,946	123,269

Total current liabilities	232,801	242,252

Long-term debt	489,597	448,592
Pension and postretirement liabilities	29,055	28,713
Environmental reserves	20,009	23,699
Deferred income taxes	16,615	19,403
Other noncurrent liabilities	18,212	21,486

Total liabilities	806,289	784,145

Total Mueller Industries, Inc. stockholders’ equity	548,356	522,111
Noncontrolling interests	14,904	13,917

Total equity	563,260	536,028

	$1,369,549	$1,320,173

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended
(In thousands)	December 29, 2018	December 30, 2017

Cash flows from operating activities
Consolidated net income	$106,820	$87,011
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	39,873	34,247
Stock-based compensation expense	8,035	7,450
Loss from unconsolidated affiliates	12,645	2,077
Gain on sale of business	—	(1,491)
Gain on disposals of assets	(253)	(624)
Insurance proceeds - noncapital related	2,306	500
Insurance recovery	(3,681)	—
Impairment charges	—	1,466
Deferred income tax expense (benefit)	170	(3,160)
Changes in assets and liabilities, net of effects of businesses acquired and sold:
Receivables	(11,342)	(1,779)
Inventories	27,512	(86,286)
Other assets	14,353	(5,325)
Current liabilities	(15,680)	10,678
Other liabilities	(14,769)	64
Other, net	1,903	(833)

Net cash provided by operating activities	167,892	43,995

Cash flows from investing activities
Proceeds from sale of assets, net of cash transferred	18,703	31,564
Acquisition of businesses, net of cash acquired	(167,677)	(18,396)
Capital expenditures	(38,481)	(46,131)
Insurance proceeds - capital related	1,968	—
Investment in unconsolidated affiliates	(1,609)	(3,317)

Net cash used in investing activities	(187,096)	(36,280)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(22,705)	(196,944)
Dividends paid to noncontrolling interests	(592)	(2,909)
Issuance of long-term debt	204,233	71,475
Repayments of long-term debt	(172,002)	(111,224)
Repayment of debt by consolidated joint ventures, net	(2,915)	(3,369)
Repurchase of common stock	(33,562)	—
Net cash used to settle stock-based awards	(726)	(1,595)

Net cash used in financing activities	(28,269)	(244,566)

Effect of exchange rate changes on cash	(1,952)	2,945

Decrease in cash, cash equivalents, and restricted cash	(49,425)	(233,906)
Cash, cash equivalents, and restricted cash at the beginning of the year	126,563	360,469

Cash, cash equivalents, and restricted cash at the end of the year	$77,138	$126,563